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Exhibit (a)(1)(i)

Offer to Purchase
By

PHH CORPORATION

Shares of its Common Stock for an Aggregate Purchase Price of Up to $266 Million in Cash
At a Purchase Price Not Greater than $14.25 per Share
Nor Less Than $13.45 Per Share

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 8, 2017, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

        PHH Corporation, a Maryland corporation ("PHH," the "Company," "we," "our" or "us"), is offering to purchase shares of its common stock, par value $0.01 per share (the "Shares"), for an aggregate purchase price of up to $266 million in cash pursuant to (i) auction tenders at prices specified by the tendering stockholders (in increments of $0.05) of not greater than $14.25 per Share nor less than $13.45 per Share ("Auction Tenders"), or (ii) purchase price tenders pursuant to which stockholders indicate they are willing to sell their Shares to us at the Purchase Price (as defined below) determined in the Offer (as defined below) ("Purchase Price Tenders"), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, the accompanying Letter of Transmittal ("Letter of Transmittal," which together, as each may be amended or supplemented from time to time, constitute the "Offer") and the other documents that constitute part of the Offer. At the maximum purchase price of $14.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 18,666,666 Shares if the Offer is fully subscribed, which would represent approximately 36.4% of our issued and outstanding Shares as of August 4, 2017. At the minimum purchase price of $13.45 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 19,776,951 Shares if the Offer is fully subscribed, which would represent approximately 38.6% of our issued and outstanding Shares as of August 4, 2017. See Sections 1 and 11.

        Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single purchase price per Share (the "Purchase Price"), which will not be greater than $14.25 per Share nor less than $13.45 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $13.45 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $14.25 per Share and not less than $13.45 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $266 million. Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer.

        All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the "odd lot" priority, if any, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $266 million. In accordance with the rules of the U.S. Securities and Exchange Commission (the

"SEC"), we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

        Shares tendered but not purchased in the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3.

        THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        The Shares are listed and traded on the New York Stock Exchange under the symbol "PHH." On August 10, 2017, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $13.95 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

        WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF PHH, OUR OFFICERS, OUR AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS THAT CONSTITUTE PART OF THE OFFER, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS. THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

        NEITHER THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction.

        Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the "Information Agent"), or Credit Suisse Securities (USA) LLC, the dealer manager for the Offer (the "Dealer Manager"), in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Offer to Purchase dated August 11, 2017

IMPORTANT

        If you want to tender all or any portion of your Shares, you must do one of the following prior to 11:59 p.m., New York City time, on September 8, 2017 (unless the Offer is extended):

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  Holders Whose Shares are Held by Brokers:  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

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  Registered Holders:  if you hold certificates or hold Shares in the direct registration system as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

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  DTC Participants:  if you are an institution participating in The Depository Trust Company ("DTC"), tender your Shares according to the procedure for book-entry transfer described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such state.

        If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or tenderoffer@mackenziepartners.com, or Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, at (800) 318-8219 (call toll-free).

        References herein to our board of directors include any authorized committee thereof.

        WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS THAT CONSTITUTE PART OF THE OFFER. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY OTHER INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

i

ii

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

        If you have questions, please call the Information Agent and Tender Agent or the Dealer Manager at their respective telephone numbers set forth on the back of this Offer to Purchase.

1.     Who is offering to purchase my Shares?

        The issuer of the Shares, PHH Corporation, a Maryland corporation, which we refer to as "PHH," the "Company," "we," "our" or "us," is offering to purchase the Shares. See Section 1.

2.     What is the purpose of the Offer?

        The Offer is a part of our capital return strategy for stockholders and is indicative of the progress we have made since the end of the first quarter of 2017 in gaining greater clarity into the amount of excess cash available as we continue to execute against our strategic actions and business transformation initiatives. We believe that the Offer is a prudent use of our financial resources and that a prompt deployment of our available cash for this purpose is in the best interests of our stockholders. We also believe that the Offer is an efficient mechanism for completing a sizable acquisition of our Shares more rapidly than would be possible through open market purchases, and without our stockholders incurring broker's fees or commissions associated with open market sales of their Shares. Furthermore, "odd lot holders" who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1 and Section 2.

        We believe that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Section 2, Section 9 and Section 11.

        If we purchase Shares in the Offer totaling less than $266 million in the aggregate, we intend to evaluate what further actions, if any, that we may undertake to return capital to our stockholders that will take into account, among other factors, our remaining excess cash, our results of operations, financial position and capital requirements, general business conditions, and our legal and regulatory matters and other contingencies, as well as market conditions for our Shares. While we may, subject to Rule 13e-4(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), continue our previously announced open market share purchase program or from time to time establish new trading plans under Rule 10b5-1 of the Exchange Act, there can be no assurances that we will undertake any further return of capital to our stockholders nor the timing, amount or form of any further return of capital to our stockholders. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

3.     How many Shares will we purchase in the Offer?

        Subject to the terms and conditions of the Offer, we will purchase Shares for an aggregate purchase price of up to $266 million in cash or such lower amount equal to the number of the Shares properly tendered and not properly withdrawn. At the maximum purchase price of $14.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 18,666,666 Shares if the Offer is fully subscribed, which would represent approximately 36.4% of our issued and outstanding Shares as of August 4, 2017. At the minimum purchase price of $13.45 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 19,776,951 Shares if the Offer is fully subscribed, which would represent approximately 38.6% of our issued and outstanding Shares as of August 4, 2017. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the "odd lot" priority, if any, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $266 million. The Offer is not conditioned on obtaining financing or any minimum number of Shares being tendered, but is subject to certain other conditions. See Section 7.

        In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

4.     What will the purchase price for the Shares be and what will be the form of payment?

        We are conducting the Offer by means of a modified "Dutch auction" to purchase Shares for an aggregate purchase price of up to $266 million in cash, pursuant to (i) Auction Tenders at prices specified by the tendering stockholders (in increments of $0.05) of not greater than $14.25 per Share nor less than $13.45 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. Promptly after 11:59 p.m., New York City time, on September 8, 2017, unless the Offer is extended or withdrawn (such date, as it may be extended, the "Expiration Date"), we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $14.25 per Share nor less than $13.45 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $13.45 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

        The Purchase Price will be the lowest price per Share of not more than $14.25 per Share and not less than $13.45 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $266 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

        If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Offer" in the section of the Letter of Transmittal captioned "Price (in Dollars) Per Share At Which Shares Are Being Tendered," indicating that you will accept the final Purchase Price. You should understand that this election may have the effect of lowering the Purchase Price and could result in your Shares being purchased at the minimum purchase price of $13.45 per Share. The last reported sale price of the Shares on the New York Stock Exchange on August 10, 2017, the last full trading day prior to the commencement of the Offer, was $13.95 per Share.

        If we purchase your Shares in the Offer, we will pay you the final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

5.     How will we pay for the Shares and what are some of our estimated uses of cash?

        Our total unrestricted cash position as of June 30, 2017, is $1.0 billion, which includes $61 million of cash in variable interest entities. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from our available excess cash on hand. The Offer is not conditioned upon the receipt of financing. See Section 9.

        On July 3, 2017, we closed the sale, effective July 1, 2017, of substantially all of the Fannie Mae portion (the "Fannie Mae MSR Portfolio") of PHH Mortgage Corporation's portfolio of MSRs as of October 31, 2016 (excluding the Ginnie Mae MSRs that were part of the sale transaction to Lakeview Loan Servicing LLC ("Lakeview") announced in November 2016) (the "MSR Portfolio") to New Residential Mortgage LLC ("New Residential"), a wholly-owned subsidiary of New Residential Investment Corporation, together with the servicing advances related to the Fannie Mae MSR Portfolio, for total proceeds of approximately $333.1 million. On July 18, 2017, we announced the expiration and final settlement of our cash tender offers and consent solicitations, with respect to any and all of our outstanding 7.375% Senior Notes Due 2019 (the "2019 Notes") and 6.375% Senior Notes Due 2021 (the "2021 Notes" and together with the 2019 Notes, the "Senior Notes") pursuant to which we repaid an aggregate of $496 million in principal of the Senior Notes for $524 million in cash. On August 2, 2017, we announced the closing of our final sale of Ginnie Mae MSRs under our agreement with Lakeview with total expected proceeds of $14 million. Finally, on August 7, 2017, we announced the closing of our initial sale of assets of our joint venture, PHH Home Loans, LLC ("PHH Home Loans"), to Guaranteed Rate Affinity, LLC ("Guaranteed Rate"), representing the first of five expected location transfers under that agreement. We received $14 million as the initial installment of the $70 million total purchase price. Amounts received for the Home Loans asset sales will be divided with our minority interest partner, as we expect to realize $7 million as net proceeds from the initial transfer.

        We have identified expected uses of our cash over the next 12 months, which include the following estimated outflows:

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  $146 million related to the exit of the PLS business, including expected operating losses and costs to complete the exit;

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  $29 million for costs associated with re-engineering and transitioning our business;

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  $524 million to retire a portion of our senior unsecured notes in July 2017, including the early tender premium paid; and

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  $24 million for payment of MSR transaction costs and strategic review advisory, legal and professional fees.

        Further, we intend to maintain cash use earmarks in the face amount of our remaining $119 million in principal amount of our Senior Notes and to cover contingencies, which include $134 million related to our legal and regulatory reserves, and $40 million related to other contingencies for mortgage loan repurchases, reasonably possible losses for legal and regulatory matters in excess of reserves, MSR sale agreement indemnifications, and other contingencies.

6.     How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Sections 1 and 3.

7.     Can the Offer be extended, amended or terminated, and if so, under what circumstances?

        We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Sections 7 and 15.

8.     How will I be notified if you extend the Offer or amend the terms of the Offer?

        If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Subject to applicable law, amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 15.

9.     Are there any conditions to the Offer?

        Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

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  no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any material manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

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  our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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  no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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  no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

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  no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

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  no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on August 10, 2017 to the open of trading on the Expiration Date shall have occurred;

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  no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on our business, properties, assets, liabilities, capitalization, tangible book value, condition (financial or otherwise), operations, results of operations or prospects, on the price of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

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  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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  no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries (other than the MSR sales with New Residential or the sales of certain assets of our PHH Home Loans joint venture to Guaranteed Rate), shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction (other than the agreements for the MSR sales with New Residential, or the asset purchase agreement with Guaranteed Rate);

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  we shall not have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 10% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 10, 2017), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 5% or more of our issued and outstanding Shares, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

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  shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act; and

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  no material adverse change in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred during the Offer.

        The Offer is subject to these conditions, all of which are described in greater detail in Section 7. Each of the conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, in our sole discretion prior to the Expiration Date. The Offer is not conditioned on any minimum number of Shares being tendered.

10.   How do I tender my Shares?

        If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

  •
  Holders Whose Shares are Held by Brokers:  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

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  Registered Holders:  if you hold certificates or hold Shares in the direct registration system as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3.

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  If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

        You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such state.

        If you have any questions regarding the Offer, please contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Letter of Transmittal.

11.   Can I conditionally tender my Shares?

        You may tender Shares subject to the condition that a specified minimum number of your Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. See Section 6.

12.   Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

        Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after the Expiration Date until 5:00 p.m., New York City time, on October 6, 2017. See Section 4.

13.   How do I withdraw Shares I previously tendered?

        To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or emailed notice of your withdrawal to the Depositary, at one of its addresses appearing on the Notice of Guaranteed Delivery form, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

14.   In what order will you purchase the tendered Shares?

        We will purchase Shares in the following order:

  •
  First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

  •
  properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

  •
  completes the section entitled "Odd Lots" in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner's broker, dealer, commercial bank, trust company or other nominee for such completion or Agent's Message); and

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $266 million; and

  •
  Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $266 million, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

        Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. See Section 1.

15.   Following the Offer, will you continue as a public company?

        Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be held by fewer than 300 persons or that the Shares will be delisted from the New York Stock Exchange or will be eligible for deregistration under the Exchange Act. See Section 2 and Section 7.

16.   What is the position of PHH's board of directors on the Offer?

        While the board of directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary, made, and is not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer, including our reasons for making the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

17.   Will PHH's directors and executive officers tender Shares in the Offer?

        We have been advised that certain of our long-standing directors intend to tender a portion of their total number of Shares in the Offer consistent with our Non-Employee Director and Employee Share Ownership and Retention Policy. Our executive officers, however, have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the respective proportional holdings of our Shares of our executive officers. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 11.

18.   What will happen if I do not tender my Shares?

        Stockholders who decide not to tender will own a greater percentage interest in the Company's outstanding Shares following the consummation of the Offer. See Section 2.

19.   What will happen if my Shares are not purchased in the Offer?

        The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

20.   When and how will you pay me for the Shares I tender?

        We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

21.   What is the recent market price of my Shares?

        On August 10, 2017, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the New York Stock Exchange was $13.95 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

22.   Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

23.   Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

24.   Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

        We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

25.   What are the U.S. federal income tax consequences if I tender my Shares?

        If you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (i) consideration received in respect of a sale or exchange of the Shares or (ii) a distribution from us in respect of Shares. See Sections 3 and 13.

        If you are a Non-U.S. Holder (as defined in Section 13), you will be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, unless you establish your entitlement to a lower or zero withholding rate by timely filing the applicable Internal Revenue Service ("IRS") form W-8 and/or Section 302 Certification (as defined below) to the applicable withholding agent. See Section 13.

        We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

26.   Who should I contact with questions about the Offer?

        The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is MacKenzie Partners, Inc. and the Dealer Manager is Credit Suisse Securities (USA) LLC. Their respective contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward looking statements are, by their nature, subject to risks, uncertainties and other factors. Holders are cautioned not to place undue reliance on these forward looking statements. Such statements may be identified by words such as "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could". Forward-looking statements may include, among others, statements concerning the following:

  •
  our ability to complete the Offer;

  •
  the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

  •
  our expectations related to our actions and their outcomes resulting from our strategic review, including the timing of any such actions, our estimates of transaction proceeds, operating losses and exit costs, the amount and our expected use of any proceeds, and any other anticipated impacts on our results, client and counterparty relationships, debt arrangements, employee relations or expected value to stockholders;

  •
  our projected financial results and expected capital structure for the remaining business after executing the actions resulting from our strategic review, based on our assessment of the market for subservicing and portfolio retention services, our business strategy and our competitive position;

  •
  our expectations related to any future strategic actions after completion of our current actions resulting from the strategic review;

  •
  the method, amounts and timing of any capital returns to stockholders;

  •
  anticipated future origination volumes and loan margins in the mortgage industry;

  •
  our expectations of the impacts of regulatory changes on our business;

  •
  our assessment of legal and regulatory proceedings and the associated impact on our financial statements;

  •
  our expectations around future losses from representation and warranty claims, and associated reserves and provisions; and

  •
  the impact of the adoption of recently issued accounting pronouncements on our financial statements..

        Actual results, performance or achievements may differ materially from those expressed or implied in forward-looking statements due to a variety of factors, including but not limited to the factors listed and discussed in "Part I—Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016, which we filed with the SEC on February 28, 2017, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which we filed with the SEC on May 10, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which we filed with the SEC on August 9, 2017 and are incorporated by reference herein, and those factors include:

  •
  the effects of our strategic actions, and any associated transactions, on our business, management resources, customer, counterparty and employee relationships, capital structure and financial position;

  •
  our ability to execute and complete the actions resulting from our strategic review and implement changes to meet our operational and financial objectives, including (i) restructuring our remaining business and shared services platform; (ii) achieving our growth objectives and assumptions; and (iii) resolving our legacy legal and regulatory matters;

  •
  any failure to execute any portion of the remaining sales of MSRs under our existing agreements, or realize estimated proceeds from the transactions, which may be driven by the following reasons, among other factors: (i) not receiving required regulatory, investor, agency, private loan investor and/or client (originations source) approvals for any portion of the sale portfolio; (ii) changes in the composition of the portfolio and related servicing advances outstanding on each sale date; and (iii) not meeting any other conditions precedent to closing, as defined in the respective agreements;

  •
  any failure to execute the sale of certain assets of PHH Home Loans and its subsidiaries, or realize estimated proceeds from the transactions, which may be driven by the following reasons, among other factors: (i) not receiving required regulatory and agency approvals; and (ii) not meeting any other conditions precedent to closing, as defined in the respective agreements;

  •
  available excess cash from our strategic actions is dependent upon a variety of factors, including the execution of the sale of all of our MSRs, the monetization of our investment in PHH Home Loans, the successful completion of our PLS exit activities at a certain total expense, the resolution of our outstanding legal and regulatory matters and the successful completion of other restructuring and capital management activities, including any unsecured debt repayments, in accordance with our assumptions;

  •
  the effects of any termination of our subservicing agreements by any of our largest subservicing clients or on a material portion of our subservicing portfolio;

  •
  the effects of market volatility or macroeconomic changes and financial market regulations on the availability and cost of our financing arrangements, the value of our assets and the housing market;

  •
  the effects of changes in current interest rates on our business, the value of our mortgage servicing rights and our financing costs;

  •
  the impact of changes in U.S. financial conditions and fiscal and monetary policies, or any actions taken or to be taken by the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System on the credit markets and the U.S. economy;

  •
  the effects of any significant adverse changes in the underwriting criteria or the existence or programs of government-sponsored entities, such as Fannie Mae and Freddie Mac, including any changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other actions of the federal government;

  •
  the ability to maintain our status as a government sponsored entity-approved seller and servicer, including the ability to continue to comply with the respective selling and servicing guides, our ability to operationalize changes necessary to comply with updates to such guides and programs and our ability to maintain the required minimum capital;

  •
  the effects of changes in, or our failure to comply with, laws and regulations, including mortgage- and real estate-related laws and regulations and those that we are exposed to through our private label relationships until the complete exit from this business channel;

  •
  the effects of the outcome or resolutions of any inquiries, investigations or appeals related to our mortgage origination or servicing activities, any litigation related to our mortgage origination or servicing activities, or any related fines, penalties and increased costs, and the associated impact on our liquidity;

  •
  the ability to maintain our relationships with our existing clients, including our ability to comply with the terms of our private label and subservicing client agreements and any related service level agreements;

  •
  the inability or unwillingness of any of the counterparties to our significant customer contracts, hedging agreements, or financing arrangements to perform their respective obligations under such contracts, or to renew on terms favorable to us, if at all;

  •
  the impacts of our credit ratings, including the impact on our cost of capital and ability to access the debt markets, as well as on our current or potential customers' assessment of our long-term stability;

  •
  the ability to obtain or renew financing on acceptable terms, if at all, to finance our mortgage loans held for sale and servicing advances;

  •
  the ability to operate within the limitations imposed by our financing arrangements and to maintain or generate the amount of cash required to service our indebtedness and operate our business;

  •
  any failure to comply with covenants or asset eligibility requirements under our financing arrangements; and

  •
  the effects of any failure in or breach of our technology infrastructure, or those of our outsource providers, or any failure to implement changes to our information systems in a manner sufficient to comply with applicable laws, regulations and our contractual obligations.

        Forward-looking statements speak only as of the date on which they are made. Factors and assumptions discussed above, and other factors not identified above, may have an impact on the continued accuracy of any forward-looking statements that we make. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements.

 INTRODUCTION

To the Stockholders of PHH Corporation:

        We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer, we are offering to purchase Shares for an aggregate purchase price of up to $266 million in cash, pursuant to (i) Auction Tenders at prices specified by the tendering stockholders (in increments of $0.05) of not greater than $14.25 per Share nor less than $13.45 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

        The Offer will expire on September 8, 2017, at 11:59 p.m., New York City time, unless the Offer is extended or withdrawn. Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $14.25 per Share nor less than $13.45 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $13.45 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

        The Purchase Price will be the lowest price per Share of not more than $14.25 per Share and not less than $13.45 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $266 million. Subject to the terms and conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer.

        All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the "odd lot" priority, if any, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $266 million. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. In addition, in accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

        Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 3. Stockholders should complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares or indicating that they are making a Purchase Price Tender. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender different Shares at different prices must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn. See Section 3.

        THE OFFER IS NOT CONDITIONED UPON OUR OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

        Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $266 million:

  •
  First, we will purchase all Shares tendered by any Odd Lot Holder who:

  •
  properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

  •
  completes the section entitled "Odd Lots" in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner's broker, dealer, commercial bank, trust company or other nominee for such completion or Agent's Message); and

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $266 million; and

  •
  Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $266 million, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

        Therefore, we may not purchase all of the Shares that our stockholders tender even if they are tendered at or below the Purchase Price.

        We may increase the aggregate purchase price we pay for Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares. See Section 1.

        The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

        We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., the Depositary for the Offer, Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, and MacKenzie Partners, Inc., the Information Agent for the Offer. See Section 16.

        As of August 4, 2017, there were 51,306,854 Shares issued and outstanding. At the maximum purchase price of $14.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 18,666,666 Shares if the Offer is fully subscribed, which would represent approximately 36.4% of our issued and outstanding Shares as of August 4, 2017. At the minimum purchase price of $13.45 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 19,776,951 Shares if the Offer is fully subscribed, which would represent approximately 38.6% of our issued and outstanding Shares as of August 4, 2017. See Sections 1 and 11.

        The Shares are listed on the New York Stock Exchange (the "NYSE") and trade under the symbol "PHH." On August 10, 2017, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on NYSE was $13.95 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

        References in this Offer to Purchase to "dollars" and "$" are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

Corporate Information

        PHH Corporation was incorporated in 1953 as a Maryland corporation. Our corporate headquarters is located at 3000 Leadenhall Road, Mt. Laurel, NJ 08054, and our telephone number is 856-917-7405. The internet address for our website is www.phh.com. The information contained on or accessible through our website is not part of this Offer to Purchase.

THE OFFER

1.  Number of Shares; Purchase Price; Proration.

        General.    Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $14.25 per Share nor less than $13.45 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $13.45 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $14.25 per Share and not less than $13.45 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $266 million. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

        Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to "odd lot" priority, if any, proration and conditional tender described below.

        Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $266 million, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $14.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 18,666,666 Shares if the Offer is fully subscribed, which would represent approximately 36.4% of our issued and outstanding Shares as of August 4, 2017. At the minimum purchase price of $13.45 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 19,776,951 Shares if the Offer is fully subscribed, which would represent approximately 38.6% of our issued and outstanding Shares as of August 4, 2017. See Section 11.

        We may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $280.6 million. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 20,803,088, or 40.6% of our issued and outstanding Shares as of August 4, 2017. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Section 15.

        The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars. Stockholders properly tendering Shares pursuant to Auction Tenders at $13.45 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to "odd lot" priority, if any, proration and conditional tender).

        Shares tendered pursuant to the Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

        The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $266 million:

  •
  First, we will purchase all Shares tendered by any Odd Lot Holder who:

  •
  properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

  •
  completes the section entitled "Odd Lots" in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner's broker, dealer, commercial bank, trust company or other nominee for such completion or Agent's Message); and

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $266 million; and

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  Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $266 million, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased. As noted above, we may increase the aggregate purchase price we pay for Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

        Odd Lots.    The term "Odd Lots" means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner's broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery

(such tendering person, an "Odd Lot Holder"). To qualify for this preference, which is subject to our discretion, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Subject to our discretion, Odd Lots tendered at or below the Purchase Price may be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner's broker, dealer, commercial bank, trust company or other nominee).

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders), in each case, at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of such stockholder's Shares being purchased. See Section 6.

        This Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Purpose of the Offer; Certain Effects of the Offer.

        Purpose of the Offer.    The Offer is a part of our capital return strategy for stockholders and is indicative of the progress we have made since the end of the first quarter of 2017 in gaining greater clarity into the amount of excess cash available as we continue to execute against our strategic actions and business transformation initiatives. We believe that the Offer is a prudent use of our financial resources and that a prompt deployment of our available cash for this purpose is in the best interests of our stockholders. We also believe that the Offer is an efficient mechanism for completing a sizable acquisition of our Shares more rapidly than would be possible through open market purchases, and without our stockholders incurring broker's fees or commissions associated with open market sales of their Shares. Furthermore, "odd lot holders" who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

        We believe that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Section 2, Section 9 and Section 11.

        Our board of directors met on July 27, 2017 to discuss the terms of the Offer. Our board of directors considered the terms of the Offer and reviewed and discussed with management and the Company's representatives the Company's results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors our board of directors deemed relevant, including the expected financial impact of the Offer. Based upon the foregoing, our board of directors unanimously approved the Offer and delegated authority to a Pricing Committee of the board of directors to determine the final terms and conditions of the Offer. On August 8, 2017, the Pricing Committee of our board of directors unanimously approved proceeding with the Offer to purchase Shares for an aggregate purchase price of up to $266 million in cash at a price not greater than $14.25 and not less than $13.45 per Share.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        If we purchase Shares in the Offer totaling less than $266 million in the aggregate, we intend to evaluate what further actions, if any, that we may undertake to return capital to our stockholders that will take into account, among other factors, our remaining excess cash, our results of operations, financial position and capital requirements, general business conditions, and our legal and regulatory matters and other contingencies, as well as market conditions for our Shares. While we may, subject to Rule 13e-4(f) of the Exchange Act, continue our previously announced open market share purchase program or from time to time establish new trading plans under Rule 10b5-1 of the Exchange Act, there can be no assurances that we will undertake any further return of capital to our stockholders nor the timing, amount or form of any further return of capital to our stockholders. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

        Certain Effects of the Offer.    Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Stockholders may be able to sell non-tendered Shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

        The Offer will reduce our "public float" (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets). In addition, it may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

        We have been advised that certain of our long-standing directors intend to tender a portion of their total number of Shares in the Offer consistent with our Non-Employee Director and Employee Share Ownership and Retention Policy. Our executive officers, however, have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the respective proportional holdings of our Shares of our executive officers.

        We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the New York Stock Exchange. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act. See Section 7.

        Shares we acquire pursuant to the Offer will cease to be outstanding and will be returned to the status of authorized and unissued Shares.

        Except as discussed below, or disclosed or incorporated by reference in this Offer to Purchase, neither we nor our executive officers, directors or affiliates (including executive officers and directors of PHH's affiliates) have any plans, proposals or negotiations underway that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving PHH or any of its subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of PHH or any of its subsidiaries;

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  any material change in the present dividend policy, or indebtedness or capitalization of PHH;

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  any change in the present board of directors or management of PHH, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer;

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  any other material change in PHH's corporate structure or business;

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  any class of equity securities PHH becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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  the suspension of PHH's obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of PHH, or the disposition by any person of securities of PHH, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of performance shares and restricted stock units granted to certain employees (including directors and officers); or

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  any changes in PHH's Articles of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of PHH.

        In 2016, we announced that our board of directors and management were undertaking a comprehensive review of all strategic options to maximize value for stockholders. After a comprehensive examination of all available strategic options, we decided to close or exit our least profitable businesses, monetize certain of our assets and operate a smaller, focused, capital-light subservicing and portfolio retention business. The MSR sales with Lakeview and New Residential (described in further detail below in Section 10) will substantially reduce our MSR Portfolio which is an important step towards achieving our strategic objective. See Section 10 for more information.

        We believe the MSR sales with Lakeview and New Residential, together with other actions that we take to achieve our strategic objectives (including our asset sales with respect to PHH Home Loans with Guaranteed Rate) will allow us to minimize restructuring costs, maximize near-term capital distributions, preserve the value of our tax assets, and create incremental value through the ongoing operation of the business or future strategic actions, which we believe will maximize value for stockholders. As part of these efforts, at any given time, we may be evaluating or engaged in discussions with respect to one or more significant corporate transactions. We cannot assure you if or when we might consummate any such transaction or the terms thereof.

3.  Procedures for Tendering Shares.

        Proper Tender of Shares.    For Shares to be tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an "Agent's Message" (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 11:59 p.m., New York City time, on September 8, 2017, by the Depositary at its address set forth on the back cover of this Offer to Purchase.

        In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

        In accordance with Instructions 5 and 6 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer should either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered," indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your Shares at the minimum price of $13.45 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER THAN WOULD OTHERWISE BE THE CASE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $13.45 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered (in increments of $0.05) is checked in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered."

        In addition, Odd Lot Holders who tender all of their Shares must complete the section entitled "Odd Lots" in the Letter of Transmittal to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

        Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered," indicating the price at which Shares are being tendered, in the Letter of Transmittal.

        Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

        If you hold Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If you hold Shares through nominee, you are urged to consult your nominees to determine whether any charges may apply if you tender Shares through such nominees and not directly to the Depositary.

        You may tender Shares subject to the condition that all or a specified minimum number of your Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. YOU ARE URGED TO CONSULT YOUR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 13.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of The Depository Trust Company ("DTC"), whose name appears on a security position listing as the owner of the Shares) of the Shares tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

        If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  one of (1) the certificate(s) for the Shares or (2) a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at DTC, as described below;

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  one of (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or (2) an Agent's Message in the case of a book-entry transfer; and

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  any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

        The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that PHH may enforce such agreement against that participant.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are met:

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  the tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, is received by the Depositary prior to the Expiration Date; and

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  the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if fewer than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt of any Shares tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a "net long position" equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

        A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the transfer agent for the Shares, at (800) 522-6645 for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the transfer agent immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

        U.S. Federal Backup Withholding Tax.    Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder (as defined in "Section 13—U.S. Federal Income Tax Considerations") pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary or other applicable withholding agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder holds shares directly and that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary or other applicable withholding agent with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

        Certain "exempt recipients" (including, among others, all C corporations and certain Non-U.S. Holders (as defined in "Section 13—U.S. Federal Income Tax Considerations")), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder may be required to submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder's exempt status. See Instruction 2 to the Letter of Transmittal.

        Information reporting to the IRS may also apply to proceeds from the Offer.

        Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

        For a discussion of U.S. federal income tax consequences to tendering stockholders and additional certification requirements for Non-U.S. Holders, see Section 13.

4.     Withdrawal Rights.

        Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after the Expiration Date until 5:00 p.m., New York City time, on October 6, 2017. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. For a withdrawal to be effective, a written or emailed notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the Notice of Guaranteed Delivery form, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us in our sole discretion and will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of PHH, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

  •
  determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and

  •
  accept for payment and pay an aggregate purchase price of up to $266 million for Shares that are properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        Holders of Shares purchased in the Offer will be entitled to distributions that have a record date before the Expiration Date, even if the payment date is after such Shares have been accepted for payment. Shares purchased in the Offer will not be entitled to distributions whose record date is after such Shares have been accepted for payment.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date.

        Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, satisfactory evidence of the payment of or exemption from any stock transfer taxes (whether imposed on the registered holder or the other person), must be submitted with the Letter of Transmittal.

6.     Conditional Tender of Shares.

        Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the U.S. federal income tax treatment of the Offer to a particular stockholder may depend in part on whether all or less than all of the stockholder's Shares are purchased pursuant to the Offer and the stockholder's decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve any intended U.S. federal income tax result for any stockholder tendering Shares.

        If you wish to make a conditional tender, you must calculate and appropriately indicate in its Letter of Transmittal the minimum number of your Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $266 million are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, if any, based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

        After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $266 million, then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares at or below the Purchase Price.

7.     Conditions of the Offer.

        The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us, in our sole discretion, to have occurred) that, in our sole discretion, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

  •
  any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any such action that directly or indirectly:

  •
  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any material manner to the Offer or seeks to obtain material damages in respect of the Offer; or

  •
  seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

  •
  our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall have violated or be in conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

  •
  any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

  •
  makes the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restricts or prohibits consummation of the Offer;

  •
  delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

  •
  materially and adversely affects our or our subsidiaries' or our affiliates' business, condition (financial or otherwise), income, operations or prospects;

  •
  there shall have occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

  •
  the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

    •
    a decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on August 10, 2017 to the open of trading on the Expiration Date;

    •
    a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

    •
    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our sole discretion, could materially affect, the extension of credit by banks or other lending institutions in the United States;

    •
    any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on our business, properties, assets, liabilities, capitalization, tangible value, condition (financial or otherwise), operations, results of operations or prospects, on the price of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries (other than the MSR sales with New Residential or the sales of certain assets of our PHH Home Loans joint venture to Guaranteed Rate), shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, or shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction (other than the agreements for the MSR sales with New Residential, the asset purchase agreement with Guaranteed Rate or the joint venture interests purchase agreement, dated as of February 15, 2017, with Realogy Services Venture Partner LLC);

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 10% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 10, 2017),

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 10, 2017, has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 5% or more of our issued and outstanding Shares;

    •
    any entity "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

    •
    any change or changes have occurred or are threatened in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our sole discretion, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

  •
  any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our sole discretion; or

  •
  we shall have determined that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

        Each of the conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, on or prior to the Expiration Date in our sole discretion. The right to assert a condition will be deemed an ongoing right that may be asserted by us at any time prior to the Expiration Date. If a condition is triggered, we will need to waive that condition prior to the Expiration Date in order to proceed with the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date in accordance with applicable law and provide additional disclosure as required by applicable law. All offer conditions, except any that may be dependent upon the receipt of government approvals, must be satisfied or waived before the Expiration Date, and we will have no right to exercise any of the conditions after the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. See Section 14.

8.     Price Range of Shares; Dividends.

        All Shares are listed on the NYSE under the symbol "PHH". The following table sets forth the high and low sales prices for our Common stock for the periods indicated as reported by the NYSE:

	Stock Price
	High	Low
For the 2017 Quarters Ended:
March 31, 2017	$15.53	$11.76
June 30, 2017	$14.87	$12.61
For the 2016 Quarters Ended:
March 31, 2016	$16.50	$8.26
June 30, 2016	14.87	9.73
September 30, 2016	16.80	12.61
December 31, 2016	15.70	13.25
For the 2015 Quarters Ended:
March 31, 2015	$25.61	$22.42
June 30, 2015	27.83	24.09

        As of August 4, 2017, there were 5,370 holders of record of our Common stock.

        Unless the Expiration Date is extended, and assuming that your Shares are properly tendered and not properly withdrawn and that the Offer is closed, as of September 8, 2017, you will no longer be a holder of record of Shares that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such purchased Shares that inure to holders of record on or after the Expiration Date.

        We have not declared or paid cash dividends on our Common stock since we began operating as an independent, publicly traded company in 2005.

        On May 3, 2017, the Company's board of directors authorized up to $100 million in open market share repurchases. The following table summarizes all of our purchases of our Shares under the share repurchase program during the three months ended June 30, 2017:

Period	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs	Approximate dollar value of shares that may yet be purchased under the plan or program
April 1, 2017 to April 30, 2017	—	$—	—	$100,000,000
May 1, 2017 to May 31, 2017	526,964	13.54	526,964	92,866,872
June 1, 2017 to June 30, 2017	1,234,964	13.63	1,234,000	76,043,105

Total	1,760,964	$13.60	1,760,964	$76,043,105

        The Company did not complete any share repurchases in the three months ended March 31, 2017.

        The Offer, together with our $100 million open market share repurchase program, comprised our capital return strategy for stockholders and is indicative of the progress we have made since the end of the first quarter of 2017 in gaining greater clarity into the amount of excess cash available as we continue to execute against our strategic actions and business transformation initiatives. If we purchase Shares in the Offer totaling less than $266 million in the aggregate, we intend to evaluate what further actions, if any, that we may undertake to return capital to our stockholders that will take into account, among other factors, our remaining excess cash, our results of operations, financial position and capital requirements, general business conditions, and our legal and regulatory matters and other contingencies, as well as market conditions for our Shares. While we may, subject to Rule 13e-4(f) of the Exchange Act, continue our previously announced open market share purchase program or from time to time establish new trading plans under Rule 10b5-1 of the Exchange Act, there can be no assurances that we will undertake any further return of capital to our stockholders nor the timing, amount or form of any further return of capital to our stockholders. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

        On August 10, 2017, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $13.95 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

9.     Source and Amount of Funds.

        Assuming the Offer is fully subscribed, and subject to any increase we may later make (subject to applicable law), we will purchase Shares for an aggregate purchase price of up to $266 million in cash or such lower amount equal to the number of the Shares properly tendered and not properly withdrawn. Our total unrestricted cash position as of June 30, 2017, is $1.0 billion, which includes $61 million of cash in variable interest entities. We plan to fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from our available cash on hand in excess of the expected uses and reserves detailed above. The Offer is not conditioned upon the receipt of financing. The Company has no alternative financing arrangements or plans.

        On July 3, 2017, we closed the sale, effective July 1, 2017, of substantially all of the Fannie Mae MSR Portfolio to New Residential, together with the servicing advances related to the Fannie Mae MSR Portfolio, for total proceeds of approximately $333.1 million. On July 18, 2017, we announced the expiration and final settlement of our cash tender offers and consent solicitations, with respect to any and all of our outstanding 2019 Notes and 2021 Notes pursuant to which we repaid an aggregate of $496 million in principal of the Senior Notes for $524 million in cash. On August 2, 2017, we announced the closing of our final sale of Ginnie Mae MSRs under our agreement with Lakeview with total expected proceeds of $14 million. Finally, on August 7, 2017, we announced the closing of our initial sale of assets of our joint venture, PHH Home Loans, to Guaranteed Rate, representing the first of five expected location transfers under that agreement. We received $14 million as the initial installment of the $70 million total purchase price. Amounts received for the Home Loans asset sales will be divided with our minority interest partner, as we expect to realize $7 million as net proceeds from the initial transfer.

        We have identified expected uses of our cash over the next 12 months, which include the following estimated outflows:

  •
  $146 million related to the exit of the PLS business, including expected operating losses and costs to complete the exit;

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  $29 million for costs associated with re-engineering and transitioning our business;

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  $524 million to retire a portion of our senior unsecured notes in July 2017, including the early tender premium paid; and

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  $24 million for payment of MSR transaction costs and strategic review advisory, legal and professional fees.

        Further, we intend to maintain cash use earmarks in the face amount of our remaining $119 million in principal amount of our Senior Notes and to cover contingencies, which include $134 million related to our legal and regulatory reserves, and $40 million related to other contingencies for mortgage loan repurchases, reasonably possible losses for legal and regulatory matters in excess of reserves, MSR sale agreement indemnifications, and other contingencies.

10.  Certain Information Concerning the Company.

Overview

        We are a leading provider of end-to-end mortgage solutions through our subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators, servicers and subservicers of residential mortgages in the United States. PHH Mortgage currently provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.

Strategic Developments

        In March 2016, in response to changing industry and regulatory dynamics impacting our business, we announced that our management and our board of directors were undertaking a comprehensive review of all strategic options, including capital deployment alternatives. Throughout 2017, we have focused on executing the necessary actions to execute our strategic initiatives as we transition and restructure the business, including obtaining the approval from our stockholders of the MSR sale with New Residential and the sales of certain assets of our PHH Home Loans joint venture to Guaranteed Rate. As a result of the strategic review process, we have announced the following outcomes, conclusions and intentions:

  •
  In the second quarter of 2016, we exited our wholesale/correspondent lending channel. Through this channel, we purchased closed mortgage loans from community banks, credit unions, mortgage brokers and mortgage bankers. For the year ended December 31, 2016, the wholesale/correspondent lending channel represented 1% of our total closing volume (based on dollars).

  •
  In November 2016, we announced our intentions to exit the Private Label solutions ("PLS") channel. The PLS channel includes providing outsourced mortgage origination services for wealth management firms, regional banks and community banks throughout the U.S. For the year ended December 31, 2016, the PLS channel represented 79% of our total closing volume (based on dollars).

  •
  In November 2016, we announced the sale of our capitalized GNMA mortgage servicing rights to Lakeview Loan Servicing, LLC ("Lakeview"), which included the transfer of all servicing to another subservicer. On February 2, 2017, the initial sale of GNMA MSRs under this agreement was completed, with total expected proceeds of $85 million from the initial transfer. On May 2, 2017, an additional sale of GNMA MSRs was completed, with total expected proceeds of $8 million from this transfer. On August 2, 2017, we announced the closing of our final sale of Ginnie Mae MSRs under our agreement with Lakeview with total expected proceeds of $14 million.

  •
  In December 2016, we announced the sale of substantially all of our remaining capitalized servicing rights to New Residential. Our wholly-owned subsidiary, PHH Mortgage Corporation ("PHH Mortgage") and New Residential also entered into a subservicing agreement, pursuant to which PHH Mortgage will perform the subservicing for the loans acquired by New Residential for an initial period of three years subject to certain transfer and termination provisions.

    •
    On June 16, 2017, we closed the sale of substantially all of the Freddie Mac portion (the "Freddie Mac MSR Portfolio") of PHH Mortgage's portfolio of MSRs as of October 31, 2016 (excluding the Ginnie Mae MSRs that were part of the Lakeview sale transaction announced in November 2016) (the "MSR Portfolio"), to New Residential under this agreement, together with the servicing advances related to the Freddie Mac MSR Portfolio for total proceeds of approximately $110 million. The purchase price paid is net of an approximately $11.2 million holdback to address indemnification claims by New Residential and mortgage loan document deficiencies, subject to release in accordance with the terms of the agreement. In connection with the initial sale of MSRs under the agreement, (a) the subservicing agreement went into effect with respect to the approximately 81,000 mortgage loans included in the Freddie Mac MSR Portfolio, and (b) PHH Mortgage and New Residential also entered into the MSR Portfolio Defense Agreement.

    •
    On July 3, 2017, we closed the sale, effective July 1, 2017, of substantially all of the Fannie Mae portion (the "Fannie Mae MSR Portfolio") of the MSR Portfolio to New Residential, together with the servicing advances related to the Fannie Mae MSR Portfolio for total proceeds of approximately $333.1 million. The purchase price paid is net of an approximately $34.4 million holdback to address potential indemnification claims by New Residential and any mortgage loan document deficiencies, subject to release in accordance with the terms of the agreement. After the closing of the sale of the Fannie Mae MSR Portfolio to New Residential, PHH Mortgage subservices the approximately 302,000 mortgage loans included in the Fannie Mae MSR Portfolio on behalf of New Residential pursuant to the subservicing agreement, and such mortgage loans are also subject to the MSR Portfolio Defense Agreement.

    The execution of the remaining sales under this agreement is subject to a number of approvals and other closing requirements, including the receipt of the required consents from the applicable investor and/or origination source.

  •
  In February 2017, we entered into an asset purchase agreement to sell certain assets of our PHH Home Loans joint venture, which constitutes substantially all of our Real Estate channel. On August 7, 2017, we announced the closing of our initial sale of assets of our joint venture, PHH Home Loans, to Guaranteed Rate, representing the first of five expected location transfers under that agreement. We received $14 million as the initial installment of the $70 million total purchase price. Amounts received for the Home Loans asset sales will be divided with our minority interest partner, as we expect to realize $7 million as net proceeds from the initial transfer. We expect the remaining asset sales under this agreement to occur within 2017.

  •
  In February 2017, we entered into an asset purchase agreement with LenderLive Network, LLC ("LenderLive") to assign our lease interests in Jacksonville, Florida along with the sale of information technology and other equipment and fixtures. We also agreed to enter into a master services agreement to outsource certain processing, underwriting and closing services that we are contractually obligated to provide to certain of our PLS clients to LenderLive.

  •
  In June, 2017, in anticipation of completing the MSR sales with New Residential, we launched a tender program for any and all of our Senior Notes pursuant to which we repaid an aggregate of $496 million in principal of the Senior Notes for $524 million in cash plus accrued interest. After the tender, $119 million of note principal remains outstanding.

PHH 2.0

        As a result of conclusions reached from strategic review, we intend to transition to a capital-light business comprised of subservicing and portfolio retention, which we refer to as PHH 2.0. In order to change the focus of our operations to subservicing and portfolio retention services, we are restructuring our remaining business and shared services platform. Successful completion of this transition is contingent upon successfully executing the remaining transactions and business exits outlined above, as well as restructuring our remaining business and shared services platform and achieving our growth objectives and assumptions. We intend to re-engineer and reduce operating and overhead costs. We continue to believe there will be growing demand for subservicing and that we have the potential to be well positioned in this market based upon our technology platform and established compliance management system. In the near term we are focused on achieving necessary scale through organic growth and continuously improving our operational efficiency. In portfolio retention, we have observed both margin and volume pressures due to the composition of our portfolio and current market conditions. We are experiencing margin compression in the business due to weaker gain on sale margins in the overall mortgage market and higher sales acquisition costs. We have started taking actions to improve sales productivity to counteract the volume challenges we are experiencing in portfolio retention, but if these trends continue, achieving the historical level of profitability in portfolio retention will be challenging and may impact the profitability of our future business.

Available Information and Incorporation of Documents by Reference

        We file reports and other information with the SEC. The following documents are hereby incorporated by reference and shall be considered to be a part of this Offer to Purchase:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 (including all exhibits thereto);

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017, and for the quarter ended June 30, 2017, filed with the SEC on August 9, 2017;

  •
  Definitive Proxy Statements of the Company on Schedule 14A filed on April 28, 2017, May 9, 2017 and May 10, 2017; and

  •
  Current Reports on Form 8-K filed with the SEC on January 30, 2017, February 15, 2017, March 30, 2017, April 28, 2017, May 9, 2017, May 31, 2017, June 19, 2017, June 29, 2017, July 5, 2017, July 18, 2017, August 8, 2017, and August 11, 2017.

        All documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the expiration or termination of the Offer shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Notwithstanding the foregoing, no documents or information that are deemed to have been furnished and not filed in accordance with the SEC's rules are or will be incorporated herein by reference, unless otherwise specifically indicated in such document. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        We will provide without charge to each person to whom this Offer to Purchase is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to the Information Agent at its address set forth on the back cover page of this Offer to Purchase. The information relating to the Company contained or incorporated by reference in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

11.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Shares Outstanding.    As of August 4, 2017, there were 51,306,854 Shares issued and outstanding. At the maximum final Purchase Price of $14.25 per Share, we could purchase 18,666,666 Shares if the Offer is fully subscribed, which would represent approximately 36.4% of our issued and outstanding Shares as of August 4, 2017. At the minimum final Purchase Price of $13.45 per Share, we could purchase 19,776,951 Shares if the Offer is fully subscribed, which would represent approximately 38.6% of our issued and outstanding Shares as of August 4, 2017.

        Beneficial Ownership.    The following table sets forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors, executive officers and their associates and by all directors, executive officers and their associates as a group, as of August 4, 2017, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and Schedule 13Gs filed with the SEC for each such person) more than 5% of our issued and outstanding Shares, respectively. For purposes of the following table, and in accordance with SEC rules, Shares are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. The Shares set forth in the following table include Shares underlying stock options that were exercisable as of August 4, 2017 (or are scheduled to become exercisable within 60 days thereafter), Shares underlying restricted stock units ("RSUs") that are fully vested or scheduled to vest and be settled within 60 days of August 4, 2017, and any shares that each holder otherwise has a right to acquire within 60 days after August 4, 2017. Except as indicated, each holder has over the listed Shares (i) sole voting power and (ii) sole investment power, which includes the power to dispose of, or to direct the disposition of, Shares.

Name and Address	Number of Shares Beneficially Owned(1)	Percent of Class
PRINCIPAL STOCKHOLDERS
Pacific Investment Management Company LLC(2)	5,598,554	10.91%
650 Newport Center Drive, Newport Beach, CA 92660
Silver Point Capital, L.P.(3)	5,353,001	10.43%
Two Greenwich Plaza, First Floor, Greenwich, CT 06830
EJF Capital Management LLC(4)	5,292,329	10.32%
2107 Wilson Boulevard, Suite 410, Arlington, VA 22201
Hotchkis and Wiley Capital Management, LLC(5)	4,759,420	9.28%
725 South Figueroa Street, 39th Floor, Los Angeles, CA 90017
Glenview Capital LLC(6)	4,541,229	8.85%
767 Fifth Avenue, 44th Floor, New York, NY 10153
The Vanguard Group(7)	4,185,382	8.16%
100 Vanguard Blvd, Malvern, PA 19355
Dimensional Fund Advisors LP(8)	3,160,414	6.16%
Building One, 6300 Bee Cave Road, Austin, TX 78746
Point72 Asset Management, L.P.(9)	2,909,454	5.67%
72 Cummings Point Road, Stamford, CT 06902
DIRECTORS AND CURRENT EXECUTIVE OFFICERS
Robert B. Crowl(10)	170,134	*
Michael Bogansky(11)	6,784	*
William F. Brown(12)	128,338	*
Leith W. Kaplan(13)	44,690	*
Jane D. Carlin(14)(20)	27,748	*
James O. Egan(15)(20)	64,404	*
James C. Neuhauser(16)(20)	1,985	*
Charles P. Pizzi(17)(20)	30,417	*
Kevin Stein(18)(20)	1,985	*
Carroll R. Wetzel, Jr.(19)(20)	42,716	*
Kathleen A. Williamson	—	—
All Directors and Executive Officers as a Group (11 persons)	519,201	1.01%

*
Represents less than one percent.

(1)
Based upon information furnished to us by the respective stockholders or contained in filings made by the respective stockholders with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our common stock, then such common stock is considered beneficially owned by that person under SEC rules. Shares beneficially owned by our executive officers and non-employee directors include direct and indirect ownership of shares issued and outstanding as of August 4, 2017, and shares as to which any such person has a right to acquire within 60 days of such date. Unless otherwise indicated in the table, the address of all listed stockholders is c/o PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

(2)
Based solely on a Schedule 13G filed with the SEC on February 16, 2016 (the "PIMCO Schedule 13G"), Pacific Investment Management Company LLC ("PIMCO") reported aggregate beneficial ownership of 5,598,554 Shares, representing approximately 10.91% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. PIMCO reported that it possessed sole voting power over 5,598,554 shares and sole dispositive power over 5,598,554 shares. PIMCO also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned. LVS II LLC, a private funds of which PIMCO is the investment adviser, holds the reported shares in its investment advisory account managed by PIMCO and has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares reported on the PIMCO Schedule 13G.

(3)
Based solely on an amended Form 4 filed with the SEC on May 12, 2017, Silver Point Capital, L.P. and certain of its affiliates ("Silver Point") reported aggregate beneficial ownership of 5,353,001 Shares, representing approximately 10.43% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act.

(4)
Based solely on a Schedule 13D/A filed with the SEC on March 16, 2017 jointly by EJF Capital LLC, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P. and EJF Debt Opportunities GP, LLC (collectively, the "EJF Reporting Person"), the EJF Reporting Persons reported aggregate beneficial ownership of 5,292,329 Shares, representing approximately 10.32% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. The EJF Reporting Persons reported that they possessed shared voting power over 5,292,329 shares and shared dispositive power over 5,292,329 shares. The EJF Reporting Persons also reported that they did not possess sole voting or sole dispositive power over any shares beneficially owned.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017, Hotchkis and Wiley Capital Management, LLC, in its capacity as investment adviser to certain clients ("Hotchkis"), reported aggregate beneficial ownership of 4,759,420 Shares, representing approximately 9.28% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. Hotchkis reported that it possessed sole voting power over 4,372,530 shares and sole dispositive power over 4,759,420 shares. Hotchkis also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, Glenview Capital Management, LLC and certain of its affiliates ("Glenview") reported aggregate beneficial ownership of 4,541,229 Shares, representing approximately 8.85% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. Glenview reported that it possessed shared voting power over 4,541,229 shares and shared dispositive power over 4,541,229 shares. Glenview also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(7)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group reported aggregate beneficial ownership of 4,185,382 Shares, representing approximately 8.16% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. The Vanguard Group reported that it possessed sole voting power over 62,506 shares and sole dispositive power over 4,119,683 shares. The Vanguard Group also reported that it possessed shared voting power over 6,193 shares and shared dispositive power over 65,699 shares.

(8)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017, Dimensional Fund Advisors LP ("DFA") reported aggregate beneficial ownership of 3,160,414 Shares, representing approximately 6.16% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. DFA reported that it possessed sole voting power over 2,945,089 shares and sole dispositive power over 3,160,414 shares. DFA also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

(9)
Based solely on a Schedule 13G filed with the SEC on February 17, 2017, Point72 Asset Management, L.P. and certain of its affiliates ("Point72") reported aggregate beneficial ownership of 2,909,454 Shares, representing approximately 5.67% of our common stock outstanding as of August 4, 2017, calculated in accordance with Item 403 of Regulation S-K and Rule 13d-3(d)(1) under the Exchange Act. Point72 reported that it possessed shared voting power over 2,909,454 shares and shared dispositive power over 2,909,454 shares. Point72 also reported that it did not possess sole voting or sole dispositive power over any shares beneficially owned.

(10)
Represents 56,752 Shares held directly by Mr. Crowl, 76,298 Shares underlying stock options that are currently exercisable as of August 4, 2017, and 37,084 Shares underlying restricted stock units that vest within sixty days of August 4, 2017.

(11)
Represents 6,784 Shares held directly by Mr. Bogansky as of August 4, 2017.

(12)
Represents 66,949 Shares held directly by Mr. Brown, 50,713 Shares underlying stock options that are currently exercisable as of August 4, 2017, and 10,676 Shares underlying restricted stock units that vest within sixty days of August 4, 2017.

(13)
Represents 23,473 Shares held directly by Mr. Kaplan, 12,497 Shares underlying stock options that are currently exercisable as of August 4, 2017, and 8,720 Shares underlying restricted stock units that vest within sixty days of August 4, 2017.

(14)
Represents 8,508 Shares directly held by Ms. Carlin. Also includes 17,081 Shares underlying fully vested RSUs and 2,159 Shares underlying RSUs that become fully vested within sixty days of August 4, 2017. See Footnote 20 below for further information.

(15)
Represents 38,508 Shares directly held by Mr. Egan. Also includes 22,906 Shares underlying fully vested RSUs and 2,990 Shares underlying RSUs that become fully vested within sixty days of August 4, 2017 of August 4, 2017. See Footnote 20 below for further information.

(16)
Represents 1,985 shares of our restricted common stock held by Mr. Neuhauser that become fully vested within sixty days of August 4, 2017.

(17)
Represents 11,177 Shares directly held by Mr. Pizzi. Also includes 17,081 Shares underlying fully vested RSUs and 2,159 Shares underlying RSUs that become fully vested within sixty days of August 4, 2017. See Footnote 20 below for further information.

(18)
Represents 1,985 shares of our restricted common stock held by Mr. Stein that become fully vested within sixty days of August 4, 2017.

(19)
Represents 23,476 Shares directly held by Mr. Wetzel. Also includes 17,081 Shares underlying fully vested RSUs and 2,159 Shares underlying RSUs that become fully vested within sixty days of August 4, 2017. See Footnote 20 below for further information.

(20)
All directors other than Messrs. Neuhauser and Stein elected to receive the equity portion of their 2017-2018 board of directors retainer in deferred RSUs, which deferred RSUs vest quarterly, in arrears, and settle in shares of common stock upon the termination of service from our board of directors. These RSUs may not be sold or otherwise transferred for value, and directors have no right to acquire the shares underlying the RSUs prior to the date of their termination of service on our board of directors.

        Interests of Directors and Executive Officers.    As of August 4, 2017, our directors and current executive officers as a group (11 persons) beneficially owned an aggregate of 519,201 Shares, representing approximately 1.01% of the total number of outstanding Shares as of August 4, 2017, as determined in accordance with Exchange Act Rule 13d-3. We have been advised that certain of our long standing directors intend to tender a portion of their total number of Shares in the Offer consistent with our Non-Employee Director and Employee Share Ownership and Retention Policy. Our executive officers, however, have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the respective proportional holdings of our Shares of our executive officers. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 2.

        Agreement with EJF.    On April 28, 2017, we entered into an agreement (the "EJF Agreement") with EJF Capital LLC, EJF Debt Opportunities Master Fund, L.P. and EJF Debt Opportunities GP, LLC (collectively, "EJF"). Based on EJF's amended Schedule 13D filed March 17, 2017, EJF and its affiliates beneficially own an aggregate of approximately 10.32% of the Shares. Under the terms of the EJF Agreement, we nominated Mr. Neuhauser and Mr. Stein for election to our board of directors at the 2017 Annual Meeting, subject to the terms of the EJF Agreement. Mr. Neuhauser and Mr. Stein were elected to our board of directors at the 2017 Annual Meeting. Additionally, under the terms of the EJF Agreement, the Company agreed to cause each of the committees of the board of directors to include at least one of Mr. Neuhauser or Mr. Stein during the applicable commitment period, which is expected to run until the thirtieth day prior to the deadline for submission of stockholder nominations and proposals in accordance with the Company's by-laws for the Company's 2018 annual meeting of stockholders. Under the terms of the EJF Agreement, EJF agreed to vote its Shares that it beneficially owns in favor of our nominees for election at the Annual Meeting. The EJF Agreement also subjects EJF to certain customary standstill provisions during the commitment period.

        Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to August 11, 2017 except as set forth below under "—Share Repurchase Program" and as follows:

  •
  As reported on a Form 4 filed with the SEC on June 30, 2017, Mr. Egan was deemed to have acquired 11,962 Shares on June 28, 2017 at a price per share of $0.00 in respect of the annual grant of Equity Compensation Fees pursuant to the Equity Compensation Program for Non-employee Directors that vests in four equal installments on September 30, 2017, December 31, 2017, March 31, 2018 and the 2018 annual meeting, subject to continuing service on the board of directors on the applicable vesting date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.

  •
  As reported on a Form 4 filed with the SEC on June 30, 2017, Mr. Stein was deemed to have acquired 7,942 Shares on June 28, 2017 at a price per share of $0.00 in respect of the annual grant of Equity Compensation Fees pursuant to the Equity Compensation Program for Non-employee Directors that vests in four equal installments on September 30, 2017, December 31, 2017, March 31, 2018 and the 2018 annual meeting, subject to continuing service on the board of directors on the applicable vesting date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.

  •
  As reported on a Form 4 filed with the SEC on June 30, 2017, Mr. Wetzel was deemed to have acquired 8,639 Shares on June 28, 2017 at a price per share of $0.00 in respect of the annual grant of Equity Compensation Fees pursuant to the Equity Compensation Program for Non-employee Directors that vests in four equal installments on September 30, 2017, December 31, 2017, March 31, 2018 and the 2018 annual meeting, subject to continuing service on the board of directors on the applicable vesting date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.

  •
  As reported on a Form 4 filed with the SEC on June 30, 2017, Mr. Neuhauser was deemed to have acquired 7,942 Shares on June 28, 2017 at a price per share of $0.00 in respect of the annual grant of Equity Compensation Fees pursuant to the Equity Compensation Program for Non-employee Directors that vests in four equal installments on September 30, 2017, December 31, 2017, March 31, 2018 and the 2018 annual meeting, subject to continuing service on the board of directors on the applicable vesting date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.

  •
  As reported on a Form 4 filed with the SEC on June 30, 2017, Mr. Pizzi was deemed to have acquired 8,639 Shares on June 28, 2017 at a price per share of $0.00 in respect of the annual grant of Equity Compensation Fees pursuant to the Equity Compensation Program for Non-employee Directors that vests in four equal installments on September 30, 2017, December 31, 2017, March 31, 2018 and the 2018 annual meeting, subject to continuing service on the board of directors on the applicable vesting date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.

  •
  As reported on a Form 4 filed with the SEC Ms. Carlin was deemed to have acquired 8,639 Shares on June 28, 2017 at a price per share of $0.00 in respect of the annual grant of Equity Compensation Fees pursuant to the Equity Compensation Program for Non-employee Directors that vests in four equal installments on September 30, 2017, December 31, 2017, March 31, 2018 and the 2018 annual meeting, subject to continuing service on the board of directors on the applicable vesting date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated.

        Share Repurchase Program.    Since June 1, 2017, we have repurchased an aggregate of 1,924,466 Shares for an aggregate of approximately $26.45 million under our previously announced $100 million share repurchase program.

        PHH Corporation 2014 Equity and Incentive Plan.    The PHH Corporation 2014 Equity and Incentive Plan ("2014 EIP") provides for a variety of equity and equity-based awards for the purposes of providing stock and cash incentives to certain officers, employees, directors, consultants, and other service providers of us and our affiliates in order to stimulate their efforts toward our continued success and the creation of stockholder value; encouraging stock ownership by certain officers, employees, directors, consultants, and other service providers by providing them with a means to acquire a proprietary interest in the Company or to receive compensation which is based upon appreciation in the value of our common stock; and providing a means of attracting, rewarding and retaining officers, employees, directors, consultants, and other service providers.

        Classes of Eligible Persons.    Officers, directors, employees, consultants and other service providers of the Company or any affiliate of the Company (the "Eligible Persons") are eligible for awards under the 2014 EIP.

        Administration.    The Human Capital and Compensation Committee (the "HC&CC") has been appointed to administer the 2014 EIP, unless and until another committee is appointed by the board of directors. All questions of interpretation of the 2014 EIP will be determined by the HC&CC, and its decisions are final and binding upon all plan participants. Consistent with applicable laws, the 2014 EIP also permits the board of directors, but not the HC&CC, to delegate to one or more members of the board of directors the ability to grant equity-based awards to individuals other than directors and officers of the Company or any affiliate that is subject to Section 16 of the Exchange Act.

        Awards Generally.    The 2014 EIP permits the grant of any of the following types of awards: incentive stock options, nonqualified stock options, stock appreciation rights, cash performance awards, restricted stock units, restricted stock awards and other stock-based awards that are settled in Shares or cash. Awards may be made on an individual basis or pursuant to a program for the benefit of a group of Eligible Persons. The board of directors, the HC&CC or their respective delegates determine the recipient, the exercise or strike price, if applicable, any applicable performance, exercise or vesting conditions, applicable payment terms and the number of Shares subject to, or dollar amount of, any award under the 2014 EIP.

        In addition to the above limits on certain employees, the 2014 EIP includes a limitation with regard to non-employee director compensation. Specifically, the 2014 EIP provides that the aggregate grant date fair value (determined under applicable financial accounting rules of all awards granted to any director during any single calendar year) may not exceed $500,000. Awards made at the election of the director in lieu of all or a portion of annual and committee cash retainers and awards made for incremental compensation for special service or for services other than that of a director do not count toward this cap.

        Options.    The 2014 EIP permits the grant of both incentive and non-qualified stock options. Options may be made exercisable at a price per share not less than the fair market value per share of our common stock on the date that the option is awarded. The 2014 EIP provides that the HC&CC may determine fair market value by reference to: (1) the closing price per share on the date of grant or, if such date is not a trading day, on the immediately preceding trading day, (2) the average price on such day, or (3) the average price for a period ending on such day. The exercise price of an option may not be reduced, and an option may not be exchanged for an option with a lower exercise price than the option being exchanged, without the approval of our stockholders, except in the event of a recapitalization, reorganization, or similar event as described below. Incentive stock options granted under the 2014 EIP will expire ten years after their respective grant dates. However, an incentive stock option granted to an individual who owns more than 10% of our common stock is required to expire five years after its grant date. Nonqualified stock options are required to have an expiration date specified in the award agreement, but may not exceed ten years after the date the option is granted. However, if the term specified in an award agreement for a nonqualified stock option would otherwise expire during a period when trading in our common stock is prohibited by law or our insider trading policy, then the term of the option will be deemed to expire on the thirtieth (30th) day after expiration of the applicable prohibition.

        In the case of incentive stock options, the aggregate fair market value (determined as of the date an incentive stock option is granted) of our common stock with respect to which stock options intended to meet the requirements of IRC Section 422 become exercisable for the first time by an individual during any calendar year under all of our plans may not exceed $100,000. Only our employees and employees of our subsidiaries of which we own at least 50%, directly or indirectly may receive awards of incentive stock options.

        The HC&CC may permit an option exercise price to be paid in cash, by the delivery of previously-owned Shares, through a cashless exercise executed through a broker, or by having a number of Shares otherwise issuable at the time of exercise withheld. Options (and Shares underlying any Option) will not be eligible for dividends or dividend equivalents.

        The 2014 EIP prohibits so-called "reload grants." Reload grants are grants of stock options that are made in consideration for or as a condition of the delivery of shares of stock to the issuer in payment of the exercise price or tax withholding obligation of any other option held by the recipient.

        Stock Appreciation Rights.    Stock appreciation rights may be granted separately or in connection with another award. Each stock appreciation right allows the recipient to receive the appreciation per share of our common stock over a defined price which may not be less than fair market value (determined in accordance with the 2014 EIP as described above under the heading "Options") per share of our common stock on the date the stock appreciation right is granted. The price of a stock appreciation right may not be reduced without stockholder approval and a stock appreciation right may not be exchanged for a stock appreciation right with a lower defined price, except in the event of a recapitalization, reorganization, or similar event as described below.

        The term of any stock appreciation right will be specified in the applicable award agreement, provided that such term may not exceed ten (10) years after the date the stock appreciation right is granted. However, if the term specified in an award agreement for a stock appreciation right would otherwise expire during a period when trading in our common stock is prohibited by law or our insider trading policy, then the term of the stock appreciation right will be deemed to expire on the thirtieth (30th) day after expiration of the applicable prohibition.

        If a stock appreciation right is granted in connection with another award, it may only be exercised to the extent that the related award has not been exercised, paid, or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in Shares or in cash, according to terms established by the HC&CC in the award agreement. The HC&CC may, at any time before complete termination of the stock appreciation right, accelerate the time or times at which the stock appreciation right may be exercised or paid. Stock appreciation rights (and any Shares underlying a stock appreciation right) will not be eligible for dividends or dividend equivalents.

        Other Stock-Based Awards.    The HC&CC may grant other stock-based awards that are settled in Shares or cash and have a value derivative of, or determined by reference to, a number of Shares, including, but not limited to, grants of common stock, grants of rights to receive common stock in the future (such as restricted stock units and restricted stock awards) and dividend equivalent rights, subject to the provisions of the 2014 EIP.

        Cash Performance Awards.    The HC&CC may grant cash performance awards that are settled in cash and do not have a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Shares, subject to the provisions of the 2014 EIP.

        General Rules.    The terms of particular awards or award programs describe when or under what circumstances the grant may be terminated s, cancelled, accelerated, paid or continued. Awards may also include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability.

        Recapitalizations and Reorganizations.    The number of Shares reserved for issuance under the 2014 EIP in connection with the grant or settlement of an award and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event effected without receipt of consideration by the Company. In the event of certain corporate reorganizations, awards may be substituted, cancelled, cashed-out or otherwise adjusted by the HC&CC, provided such adjustment is not inconsistent with the express terms of the 2014 EIP or the applicable award agreement or award program.

        Other Provisions.    The 2014 EIP gives the HC&CC the ability to determine which affiliates shall be covered by the 2014 EIP and which employees outside the United States will be eligible to participate. The HC&CC may adopt, amend or rescind rules, procedures or sub-plans to accommodate the specific requirements of local laws, procedures, and practices for grants made to those employees. Additionally, the HC&CC may, in its discretion, grant any award holder a cash payment intended to reimburse the holder for all or a portion of the taxes incurred by the holder in connection with the award.

        Amendment or Termination.    In general, the 2014 EIP may be amended by the board of directors without stockholder approval. However, the board of directors must have stockholder approval to implement the following changes: (1) increase the number of shares of common stock available for awards under the 2014 EIP, (2) materially expand the classes of individuals eligible to receive awards, (3) materially expand the types of awards available under the 2014 EIP, or (4) to comply with the rules of an applicable stock exchange. After an award is granted, the HC&CC may modify the terms of the award consistent with the terms of the 2014 EIP. To the extent a permitted modification would materially and adversely impact the rights of a participant, such modification may not be implemented without the participant's consent. No awards may be granted more than ten (10) years after the date the 2014 EIP is approved by our stockholders. All awards issued under the 2014 EIP, are considered to be double trigger and therefore do not automatically vest upon the occurrence of a change in control (as defined in the 2014 EIP), unless otherwise provided in an award.

        Non-Employee Director Compensation Program.    We have a Non-Employee Director Compensation Program that was amended in 2017 and provides for equity grants pursuant to the stockholder-approved 2014 EIP and includes an annual equity grant as of the date of the annual meeting of stockholders. With respect to any newly elected Non-Employee Director elected at or after the 2017 Annual Meeting, the equity portion of the board of directors' retainer covers approximately 56% of the overall retainer. The Non-Employee Directors may elect to have all or a portion of the remaining cash portion of the board of directors' retainer paid in the form of equity in lieu of cash, the settlement of which can be deferred at the director's election in order to provide flexibility in timing associated with taxable income.

        Incumbent Non-employee Directors who were re-elected at the 2017 Annual Meeting received an equity grant that covers approximately 60% of each director's applicable board of directors' retainer, while the remainder of the retainer is payable in cash. Non-employee directors may elect to receive the equity portion of their retainer in the form of common stock or restricted stock units ("Director RSUs"), the settlement of which can be deferred at the director's election in order to provide flexibility in timing associated with taxable income.

        All committee stipends are paid in cash. The cash portion of director fees are paid, and the annual equity grant under the Program vests, in arrears in four equal installments. The first three installments vest on the last day of the first three full calendar quarters immediately following the grant date, except in the case of death, disability or a termination of service following a change in control, in which case vesting is accelerated. The fourth installment vests on the day before the annual meeting of stockholders in the calendar year following the grant. In each case, vesting is subject to continuing service on the board of directors on the applicable vesting date.

Compensation Element	Form of Payment	Role	Amount ($)
Board Retainer	Delivered	Non-Employee Chairman of the Board	270,000
	approximately 60% in equity and the balance in cash	Non-Employee Director	195,000
Committee Stipend	Delivered 100% in cash	Audit Committee Chair	25,000
		Audit Committee Member	20,000
		Human Capital and Compensation Chair	20,000
		Human Capital and Compensation Member	12,500
		Corporate Governance Committee Chair	10,000
		Corporate Governance Committee Member	8,000
		Special Committee Chair	25,000
		Special Committee Member	15,000

        Non-Employee Director and Employee Share Ownership and Retention Policy; Policy Prohibiting Pledging and/or Hedging of PHH Corporation Securities.    Under our Non-Employee Director and Employee Share Ownership and Retention Policy, non-employee directors are required to retain net Shares, which includes vested and unvested Director RSUs, equal to five times the cash portion of the retainer of the board of directors. Pursuant to that policy, non-employee directors are permitted to sell accumulated equity so long as their share retention requirements are met and only when consistent with applicable securities laws and Company trading policies. In addition, our Policy Prohibiting Pledging and/or Hedging of PHH Corporation Securities prohibits our non-employee directors from pledging Company securities as collateral for a loan, holding Company securities in a margin account or engaging in any hedging transactions with respect to the Company's securities.

        Change in Control and Other Severance Arrangements.    The Company maintains an Amended and Restated Tier I Severance Plan, effective May 19, 2016 (the "Tier I Plan"), in which all of the Company's executive officers participate (other than Messrs. Crowl and Michael Bogansky, who are each party to an employment agreement that provides for severance pay, as described above). The Tier I Plan provides eligible participants who are members of our management operating committee with the following severance benefits, subject to execution of a release, in the event of a qualifying separation from employment, including a termination without cause by the Company or, in the two-year period following a change in control, voluntary termination of employment due to such participant's position becoming non-comparable to the position held before the change in control, such as because of a material diminution in base compensation, the budget over which the participant has authority, or authority, duties or responsibilities: (1) bi-weekly salary continuation and 100% of the target amount of the cash incentive bonus award granted under the MIP (or if not yet granted, 100% of the prior year's target amount of cash incentive bonus under the MIP), in each case payable during the duration of the participant's restrictive covenant agreement, which is either one or two years; (2) outplacement assistance services not to exceed $18,000 to be used within 24 months of the separation from employment; and (3) a monthly payment equal to the cost of COBRA coverage during the duration of the restrictive covenants. The Tier I Plan also provides for reduction of the aggregate compensation due to an eligible participant to avoid triggering excise taxes on golden parachute payments under Section 4999 of the Internal Revenue Code and regulations thereunder if the reduction would result in the participant retaining a larger after-tax amount.

        Agreements and Compensatory Arrangements with our Executive Officers.    In anticipation of the Company's transition to a business focused on subservicing and portfolio retention services, we entered into several arrangements with our executive officers.

        Employment Agreement Robert Crowl.    On March 29, 2017, Mr. Crowl was appointed Chief Operating Officer. On June 28, 2017, Mr. Crowl became a member of the board of directors and succeeded our former President and Chief Executive Officer, Glen Messina, in the role of President and Chief Executive Officer. Effective March 30, 2017, Mr. Crowl and the Company entered into an employment agreement that will remain in effect, unless terminated sooner by either party, through March 31, 2018, after which the term may be extended by mutual agreement. Under his employment agreement, Mr. Crowl will receive an annual base salary of $575,000. Mr. Crowl is eligible to participate in the Company's annual management incentive plan, with a 2017 target award of 125% of his annual base salary earned in 2017, and will be eligible to receive a payment under the new 2017-2018 cash performance incentive award program (the "2017-2018 CPIA") in lieu of the typical 2017 equity-based long-term incentive program, with a 2017-2018 CPIA target award of 130% of his annual base salary. Under his employment agreement, Mr. Crowl is also entitled to receive certain benefits upon termination of employment by the Company without cause or resignation by Mr. Crowl for good reason, in each case, subject to his execution of a general release agreement. These benefits include termination without cause benefits under our Tier I Plan. Mr. Crowl's employment agreement also includes confidentiality provisions and non-competition and non-solicitation restrictive covenants that apply for twelve (12) months following any termination of employment.

        Employment Agreement Michael Bogansky.    Effective March 30, 2017, Mr. Bogansky and the Company entered into an employment agreement that will remain in effect, unless terminated sooner by either party, through March 31, 2018, after which the term may be extended by mutual agreement. Under his employment agreement, Mr. Bogansky will receive an annual base salary of $325,000. Mr. Bogansky is eligible to participate in the Company's annual management incentive plan, with a 2017 target award of 55% of his annual base salary earned in 2017, and will be eligible to receive a payment under the 2017-2018 CPIA in lieu of the typical 2017 equity-based long-term incentive program. Under his employment agreement, Mr. Bogansky is also entitled to receive certain benefits upon termination of employment by the Company without cause or resignation by Mr. Bogansky for good reason, in each case, subject to his execution of a general release agreement. These benefits include termination without cause benefits under our Tier I Plan. Mr. Bogansky's employment agreement also includes confidentiality provisions and non-competition and non-solicitation restrictive covenants that apply for twelve (12) months following any termination of employment.

        Separation Letters with Leith Kaplan and William F. Brown.    On March 30, 2017, the Company announced that Messrs. Kaplan and Brown will continue to serve as the Company's SVP and Chief Risk and Compliance Officer and SVP, General Counsel and Secretary, respectively, until the end of the year, at which time they will step down from such positions. In anticipation of their terminations of employment, they have each entered into a separation letter that describes the benefits to which each will be entitled in connection with his departure, which include, subject to execution of a general release agreement, termination without cause benefits under the Tier I Plan. Each of Messrs. Kaplan and Brown also continues to be subject to a twelve (12) month restrictive covenant agreement, which contains non- compete and non-solicit provisions.

        Annual Management Incentive Plan Opportunity and Award.    As part of our annual compensation process we grant cash incentive bonuses under our management incentive plan ("MIP"). Under the terms of our Management Incentive Plan and our 2017 MIP awards, an award recipient who is terminated by the Company without "cause" prior to the certification of performance against plan and individual performance objectives would be entitled to a pro-rated bonus amount based on the number of days worked during 2017, with the award amount being determined based on actual achievement of Company and individual performance goals. Under the MIP and 2017 MIP awards, the HC&CC maintains discretion to provide for MIP payments to executives who would not otherwise be entitled to such awards pursuant to the terms of the MIP (for example, terminations of employment that occur prior to certification performance criteria). The HC&CC may apply negative discretion, if appropriate, to reduce the individual awards from levels otherwise funded based on Company performance.

        Performance-Based Long-Term Incentive Awards in 2017.    In lieu of a 2017 grant under the current equity-based long-term incentive program, consistent with the ongoing transformation and transitions taking place at the Company, our board of directors approved the 2017-2018 CPIA in the first quarter of 2017. Instead of receiving long-term equity-based awards under the 2014 EIP, our named executive officers received cash-based awards that can be earned to the extent certain levels of excess cash are available for distribution to our stockholders by December 31, 2017. If maximum performance is achieved, our named executive officers can earn awards with values up to 150% of the target award amount. To the extent the award is ultimately earned, an award recipient must remain employed through March 31, 2018 in order to receive such award; provided, however, that, subject to the achievement of the applicable performance goals, award recipients would be entitled to receive full vesting of their awards if terminated without cause by the Company, or in the event of death or disability, before March 31, 2018. The board of directors approved the following target awards under the 2017-2018 CPIA for our current executive officers: Mr. Crowl—$747,500; Mr. Brown—$395,000; and Mr. Kaplan—$325,000.

        Share Ownership and Retention Policy.    Our named executive officers are required to retain net shares of five times base salary for our Chief Executive Officer, four times base salary for our Chief Financial Officer, and three times base salary for the other named executive officers, consistent with the terms of the Non-Employee Director and Employee Share Ownership and Retention Policy, which became effective February 26, 2015.

        Indemnification Agreements and Insurance.    We are or will become a party to indemnification agreements with each member of our board of directors, and each of our executive officers. Pursuant to the indemnification agreements, we have agreed to indemnify and advance expenses and costs incurred by each member of our board of directors and each of our indemnified officers in connection with any claims, suits or proceedings arising as a result of his or her service as a director or officer, to the maximum extent permitted by law, including third-party claims and proceedings brought by or in right of the Company. The indemnification agreements additionally provide, among other things, that the applicable director or indemnified officer is entitled to indemnification and expense advance in connection with a successful action brought by such director or officer to enforce the terms of the indemnification agreement.

        The indemnification agreements also provide that (a) except for a proceeding by such director or officer, the Company has the right to defend the applicable director or indemnified officer in any proceeding which may give rise to indemnification under the indemnification agreement, and (b) each member of our board of directors and indemnified officer has the right to separate counsel in certain proceedings involving separate defenses, counterclaims or other conflicts of interest and in proceedings in which the Company fails to assume the defense of the applicable director or indemnified officer in a timely manner. The indemnification agreements further require the Company to use its reasonable best efforts to acquire directors and officers liability insurance covering each member of our board of directors and indemnified officer for any claim made against the applicable director or indemnified officer by reason of his or her service to the Company.

        As permitted in accordance with Section 2-418(k) of the Maryland General Corporation Law, the Company maintains a directors and officers liability insurance policy providing insurance for the directors and officers of the Company against certain liabilities asserted against them or incurred by them, including liabilities under the Securities Act of 1933, as amended, and the Exchange Act.

        Consumer Credit Loans In The Ordinary Course Of Business.    One or more of our mortgage lending subsidiaries has made, in the ordinary course of their respective consumer credit businesses,

mortgage loans and/or home equity lines of credit to certain of our directors and executive officers or their immediate family members of types generally made available to the public by such mortgage lending subsidiaries. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with our other customers generally, and they did not involve more than the normal risk of collectability or present other unfavorable features. Generally, we sell these mortgage loans and/or home equity lines of credit, soon after origination, into the secondary market in the ordinary course of business.

        General.    The foregoing description of agreements and arrangements involving Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Except as otherwise described or incorporated by reference in this Offer to Purchase, or our most recent proxy statement, none of PHH nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of PHH, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.  Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.  Certain U.S. Federal Income Tax Consequences.

        The following summary describes the U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are properly tendered and accepted for payment pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

        Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their particular circumstances.

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial holder of Shares that is neither a U.S. Holder nor a partnership, or other entity treated as a partnership, for U.S. federal income tax purposes.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) participates in the Offering, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of participating in the Offer.

        U.S. Holders.    An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares purchased by the Company. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the Shares at the time of the exchange exceeds one year. The deductibility of capital losses by a U.S. Holder is subject to limitations under the Code.

        Under Section 302 of the Code, an exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is "not essentially equivalent to a dividend" with respect to the U.S. Holder, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder, or (iii) results in a "complete termination" of the U.S. Holder's stock interest in the Company (the "Section 302 Tests"). In determining whether any of the Section 302 Tests has been met, a U.S. Holder generally must take into account not only Shares that it actually owns, but also Shares that it constructively owns as determined under Section 318 of the Code (including Shares that may be acquired by the U.S. Holder through the exercise of options, Shares held by certain members of the U.S. Holder's family and Shares held by entities having certain relationships with the U.S. Holder). In addition, U.S. Holders should be aware that other acquisitions or dispositions of Shares by a U.S. Holder (or a person whose ownership of Shares is attributed to the U.S. Holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. Holder's exchange of Shares for cash pursuant to the Offer may be taken into account in determining whether any of the Section 302 Tests are satisfied.

        An exchange of Shares for cash pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if, taking into account the applicable constructive ownership rules, it results in a "meaningful reduction" in the U.S. Holder's stock interest in the Company. Whether such a meaningful reduction of the U.S. Holder's stock interest in the Company results will depend on the U.S. Holder's particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in the Company is minimal (for example, less than 1%) and who exercises no control over the corporate affairs of the Company suffers any reduction in its proportionate stock interest in the Company (including any Shares constructively owned), the U.S. Holder should generally be regarded as having suffered a meaningful reduction in its stock interest in the Company. In the event that other stockholders exchange a greater percentage of their Shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder's proportionate stock interest in the Company may increase immediately following the Offer even if the U.S. Holder exchanges Shares for cash pursuant to the Offer and does not actually or constructively acquire any other Shares with the likely result that the U.S. Holder will not have suffered any reduction in its proportionate stock interest.

        An exchange of Shares for cash pursuant to the Offer will satisfy the "substantially disproportionate" test if (i) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately after the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (ii) immediately after the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

        An exchange of Shares for cash pursuant to the Offer will result in a "complete termination" of a U.S. Holder's stock interest in the Company if either (i) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer, or (ii) if the U.S. Holder is treated as constructively owning Shares held by certain related individuals, all of the Shares actually and constructively owned by the U.S. Holder (other than constructively owned Shares held by such related individuals) are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of constructively owned Shares held by such related individuals in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

        The application of Section 302 of the Code is complex. U.S. Holders intending to rely on any of the Section 302 Tests should consult their tax advisors to determine the application of these rules to their particular circumstances.

        If a U.S. Holder's exchange of Shares for cash pursuant to the Offer does not satisfy any of the Section 302 Tests, the receipt of cash by the U.S. Holder pursuant to the Offer will be treated as a distribution by the Company for U.S. federal income tax purposes. The distribution will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds the Company's current and accumulated earnings and profits, the excess will first be treated as a non-taxable return of capital that will reduce the U.S. Holder's adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any remaining tax basis in the Shares surrendered will generally be transferred to any remaining Shares held by the U.S. Holder. Provided that certain minimum holding period and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is currently eligible for a reduced rate of U.S. federal income taxation. If a corporate U.S. Holder's exchange of Shares for cash pursuant to the Offer is treated as a dividend, the U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding the availability of a dividends received deduction and the application of Section 1059 of the Code in connection with the Offer.

        We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of the U.S. Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

        Non-U.S. Holders.    U.S. federal income tax will be withheld in an amount equal to 30% of the gross payments payable to a Non-U.S. Holder or its agent, unless the Depositary or other applicable withholding agent determines that a reduced rate of withholding is available pursuant to a tax treaty, or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States or because the Non-U.S. Holder meets one of the Section 302 Tests.

        In order to obtain an exemption from withholding on the grounds that the Non-U.S. Holder meets one of the Section 302 Tests, the Non-U.S. Holder must provide certification to an applicable withholding agent that it is not a U.S. person and that it satisfies one or more of the Section 302 Tests ("Section 302 Certification"). If a Non-U.S. Holder holds shares through a U.S. broker or custodian, the Non-U.S. Holder should consult that broker or custodian to determine whether the broker or custodian offers a Section 302 Certification. If so, and the Non-U.S. Holder certifies that it satisfies one or more of the Section 302 Tests, then the Non-U.S. Holder should not be subject to withholding tax on payments in respect of the Shares, although receipt of the full payment may be delayed until the certification is provided. The Depositary will not provide a Section 302 Certification. Accordingly, if a Non-U.S. Holder tenders Shares held in its own name, the Depositary will withhold 30% of the gross proceeds regardless of whether the Non-U.S. Holder satisfies the Section 302 Tests, unless one of the rules described below applies.

        In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities) establishing the Non-U.S. Holder's entitlement to a reduced rate of withholding pursuant to an applicable tax treaty. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent a properly completed and executed IRS Form W-8ECI. If such gross proceeds are effectively connected with the Non-U.S. Holder's trade or business, however, the Non-U.S. Holder will be required to file a U.S. income tax return and will be subject to the same treatment as U.S. Holders with respect to such proceeds, except that a holder that is a foreign corporation may be subject to an additional 30% branch profits tax.

        A Non-U.S. Holder that is subject to withholding may be eligible to obtain a refund of all or a portion of any U.S. federal income tax withheld if (i) the holder is entitled to a reduced or zero rate of withholding pursuant to any of the rules described above or (ii) satisfies one of the Section 302 Tests. A Non-U.S. Holder will be required to file a U.S. federal income tax return in order to seek a refund from the IRS.

        In addition, a Non-U.S. Holder that is a "financial institution" within the meaning of applicable Treasury Regulations may be subject to a 30% withholding tax pursuant to the Foreign Account Tax Compliance Act ("FATCA") on gross proceeds payable pursuant to the Offer if the Non-U.S. Holder fails to properly establish an exemption from FATCA withholding on an IRS Form W-8BEN-E or other applicable form provided to the Depositary or other withholding agent. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the preceding paragraph.

        Consequences of the Offer to Holders of Shares that Do Not Tender in the Offer.    The Offer will have no U.S. federal income tax consequences to our stockholders that do not tender any Shares in the Offer.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.  Extension of the Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5) and Rule 14e-1, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1). Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  •
  we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer, and, in the event of an increase in the price of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from and, including, such date.

        If we increase the price of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

15.  Fees and Expenses.

        We have retained Credit Suisse Securities (USA) LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Credit Suisse Securities (USA) LLC may communicate with brokers, dealers, trust companies and similar entities with respect to the Offer. Credit Suisse Securities (USA) LLC will receive, for these services, a reasonable and customary fee.

        Pursuant to a Dealer Manager Agreement, we will pay the Dealer Manager fees for its services and will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including legal fees and expenses, up to a specified cap. We also have agreed to indemnify the Dealer Manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as the Dealer Manager. The Dealer Manager and its affiliates have provided in the past, and are currently providing, investment banking and financial advisory services to us and our affiliates for which the Dealer Manager and its affiliates have received and will receive customary fees. We expect the Dealer Manager and its affiliates to continue to render such services, for which they would expect to continue to receive customary compensation from us.

        From time to time, the Dealer Manager may trade securities and/or other instruments of the Company or its affiliates for their own account or for the account of their customers and, accordingly, may hold long or short positions in the Shares or other such securities at any time. The Dealer Manager is not obligated to make a market in the Shares.

        The Dealer Manager does not assume any responsibility for the accuracy or completeness of the information concerning us contained in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of that information. Questions about the Offer should be directed to the Dealer Manager at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

Information Agent and Depositary

        We have retained MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. MacKenzie Partners, Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We have also retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Solicitation

        Directors, officers and regular employees of us and/or our affiliates (who will not be specifically compensated for such services), the Information Agent and the Dealer Manager may contact stockholders by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Shares.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent, the Dealer Manager or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

16.  Miscellaneous.

        We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares residing in that state. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such state.

        After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors we deem relevant.

        Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any Shares other than in the Offer until at least ten business days after the Expiration Date. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten business days after the Expiration Date.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning PHH.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY OTHER INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PHH CORPORATION, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

PHH Corporation

August 11, 2017

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Overnight Courier:
Computershare Trust Company, N.A. Attn: Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St. Suite V Canton, Massachusetts 02021

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Call Toll-Free: (800) 318-8219